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                    February 27, 2024

       Thomas Jensen
       Chief Executive Officer
       Allarity Therapeutics, Inc.
       24 School Street, 2nd Floor
       Boston, MA 02108

                                                        Re: Allarity
Therapeutics, Inc.
                                                            Amendment No. 1 to
Preliminary Proxy Statement on Schedule 14A
                                                            Filed February 23,
2024
                                                            File No. 001-41160

       Dear Thomas Jensen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences
       cc:                                              William Haddad